Exhibit (99)

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Jim Griffin 704-715-4539

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Investor Contact:

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Jeff Richardson 704-383-8250

Press Release Tuesday, November 29, 2005

WACHOVIA ANNOUNCES SALE OF ITS CORPORATE TRUST AND INSTITUTIONAL CUSTODY BUSINESSES

CHARLOTTE, N.C. – Wachovia Corp. (NYSE: WB) announced today that it has entered into a definitive agreement to sell its Corporate Trust, Institutional Custody, Document Custody, and Structured Finance Trust Service units to U.S. Bank, N.A., the lead bank of U.S. Bancorp. (NYSE: USB). Wachovia expects the transaction to close in the fourth quarter of 2005.

“We have extremely dedicated, talented employees and managers in the Corporate Trust and Institutional Custody businesses who have helped to build and maintain an impressive track record of quality customer service and solid growth,” said David Carroll, president of Wachovia’s Capital Management Group (CMG). “However, as we considered the future state of CMG, we wanted to focus our resources on our three core businesses: retail brokerage, asset management, and retirement.”

Wachovia’s Capital Management Group includes its retail brokerage arm, Wachovia Securities, the nation’s third largest full service brokerage firm; its asset management firm, Evergreen Investments; and its institutional retirement plan business, Wachovia Retirement Services.

Wachovia will continue to operate and grow its securities lending unit, a business Wachovia entered into two years ago with the acquisition of Metropolitan West Securities. Wachovia also is firmly committed to its institutional retirement business, which CMG moved earlier this year from Corporate and Institutional Trust to the newly formed Retirement and Investment Products Group.

The transaction has an initial sale price of $720 million and is expected to generate a fourth quarter 2005 net pre-tax gain of approximately $425 million to $450 million, or $185 million to $200 million after-tax. The transaction will reduce goodwill and other intangibles by approximately $205 million.

Wachovia also may realize up to $80 million pre-tax, or $50 million after-tax, depending upon the level of business retained during the 12 month period following the completion of the transaction. Wachovia expects the transaction to be relatively neutral to 2006 earnings per share.

Wachovia’s Corporate and Investment Bank, Wachovia Securities, served as Wachovia Corporation’s exclusive financial advisor in connection with this transaction.

Wachovia Corporate and Institutional Trust offers custodial services, securities lending, institutional clearing services, investment management, conventional and structured finance trust solutions, equity services, and information management and claims processing to institutional clients worldwide. Based in Charlotte, N.C., Wachovia Corporate and Institutional Trust has locations in 26 cities in 15 states.

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers, with banking operations from Connecticut to Florida and west to Texas, and retail brokerage operations nationwide. Wachovia had assets of $532.4 billion, market capitalization of $73.9 billion and stockholders’ equity of $46.8 billion at September 30, 2005. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve 13 million household and business relationships primarily through 3,138 offices in 15 states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, also serves clients through 702 offices in 49 states and five Latin American countries. The Corporate and Investment Bank serves clients in selected industries nationwide. Global services are offered through 40 offices around the world. Online banking and brokerage products and services also are available through Wachovia.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, including, without limitation, statements regarding the expected benefits and financial impact of the transaction and the likelihood and timing of the closing of the transaction. These statements are based upon the current beliefs and expectations of Wachovia’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. A discussion of factors that could cause Wachovia’s actual results to differ materially from those expressed in such forward-looking statements is included in Wachovia’s filings with the Securities and Exchange Commission.

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